EXHIBIT 10.16(a)
NOTE: THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY “***”. SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.
LEASE
CENTURY THEATRES

i

LEASE
CENTURY THEATRES

LEASE
CENTURY THEATRES

LEASE
CENTURY THEATRES
Table of Contents

Page No.
Exhibit A	Description of Premises	A-l
Exhibit B	Site Plan of Premises	B-l
Exhibit C	Form of Memorandum	C-l
Exhibit D	Guaranty of Lease	D-l

LEASE
     THIS INDENTURE OF LEASE, dated as of September 30, 1995, by and between SYUFY ENTERPRISES, a California Limited Partnership with an office at 150 Golden Gate Ave., San Francisco, California, hereinafter called “Landlord”, and CENTURY THEATRES OF CALIFORNIA, INC., a California corporation with an office at 150 Golden Gate Avenue, San Francisco, CA 94102, hereinafter called “Tenant”.
RECITALS
     Landlord owns the fee interest in Land, Buildings, Theatre Improvements and equipment located in the State of California as set forth in Exhibit A.
     Landlord and Tenant wish to provide for the lease by Landlord to Tenant of the Premises.
     NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I
EXHIBITS — DEFINITIONS
     1.01 Attachments to Lease and Exhibits
                         Attached to this Lease and hereby made a part hereof are the following:
                         EXHIBIT A — a description of the Entire Premises.
                         EXHIBIT B — a site plan of the Entire Premises including the Leased Premises which is outlined in red.
                         EXHIBIT C — Form of Memorandum of Lease
                         EXHIBIT D — Guaranty of Lease
     1.02 Definitions.
                         The following terms for purposes of this Lease shall have the meanings hereinafter specified:
                         The term “Commencement Date” shall mean October 1,1995.
                         The term “Effective Date” shall mean October 1, 1995.
                         The term “Entire Premises” shall mean the Land including Buildings, the Leased Premises, parking, driveways and such other improvements as may presently exist or be added.
                         The Term “Initial Rent Due Date” shall mean October 1, 1995.
                         The term “Initial Term” is defined in Section 2.02 herein.
                         The term “Leased Premises” shall mean Tenant’s Building as set forth in Exhibit B and the land thereunder and the rights, easements and privileges granted to Tenant in this Lease.

                         The term “Mortgage” shall mean any mortgage or deed of trust or other instrument in the nature thereof evidencing a security interest in the Entire Premises or any part thereof.
                         The term “Number of Term Years” shall mean ***
                         The term “Option Periods” shall mean ***     successive separate periods of ***      each.
                         The term “Percentage Rate” shall mean ***
                         The term “Premises” shall mean the Leased Premises.
                         The term “Permitted Use” shall mean the construction and operation of a motion picture theatre, and for such activities in connection therewith as are customary and usual at other motion picture theatres operated by Tenant including, without limitation, the operation of vending machines and video games; operation of concession stands; sale of movie related T-shirts, toys and memorabilia, rentals of auditoriums to third parties and other such activities on the Premises.
                         The term “Prime Rate” shall be the per annum interest rate from time to time publicly announced by Citibank, N.A., New York, New York as its base rate. The Prime Rate shall be as announced by Citibank, N.A. notwithstanding that Citibank, N.A. may actually charge other rates, and a written statement from Citibank, N.A. as to what the Prime Rate was on any given day shall be deemed conclusive. In the event that Citibank, N.A. should cease to publicly announce its prime rate, the Prime Rate hereunder shall be the prime rate of any one of the then largest banks (based on assets) in the United States as selected by Tenant upon notice to Landlord.
                         The term “term of this Lease” or “term hereof” shall mean the initial term, as provided in the article captioned “Term” and any renewal or extensions thereof.
ARTICLE II
PREMISES-TERM-OPTIONS-COVENANT OF TITLE
     2.01 Lease of Premises.
               A) Landlord leases to Tenant and Tenant leases from Landlord, the Premises, upon the terms and conditions contained herein. Landlord reserves and retains the right to develop the unimproved portion of the Entire Premises so long as it does not interfere with Tenant’s Permitted Use.
               B) The Premises are being leased in their “as is” condition subject to Article VIII herein captioned “Environmental Matters”.
               C) Landlord shall deliver possession of the Premises to Tenant on the Effective Date, free of all leases, tenancies and occupancies.
     2.02 Term of Lease.
               A) Tenant shall at all times during the Term of this Lease have the right to peacefully and quietly have, hold, occupy and enjoy the Premises, subject to the terms of this Lease without hindrance or molestation from Landlord or any person claiming by, from or under Landlord.

               The “Initial Term” of this Lease shall begin on the Commencement Date and shall terminate ***       thereafter. References herein to the “Lease Term” shall mean the Initial Term of this Lease or the Initial Term as extended under Section 2.02.
     2.03 Option to Extend Lease Term.
               A) Tenant may, at Tenant’s option, extend the Initial Term of this Lease for up to ***      consecutive additional periods of: ***      each (individually called a “Renewal Term”), subject to all the provisions of this Lease. The Renewal Term in question shall commence at the expiration of the Initial Term (or the immediately preceding Renewal Term, as the case may be), and shall terminate on the ***      of the date of commencement of the Renewal Term in question, unless sooner terminated as provided herein.
               B) Failure to duly exercise the option for any Renewal Term shall nullify the option for the remaining Renewal Terms.
               C) Tenant’s right to the options to extend the Lease Term and Tenant’s rights to the Renewal Term are subject to:
                    (1) This Lease being in full force and effect on the last day of the Initial Term or the then current Renewal Term, as applicable.
                    (2) Compliance with the following procedure for exercising the option in question:
                         (a) At least nine (9) months before the last day of the Initial Term, or the then current Renewal Term, as the case may be, Tenant shall give Landlord written notice exercising the option.
                         (b) Each party shall, at the request of the other, execute a memorandum acknowledging the fact that the option in question has been exercised. If an option is properly exercised by Tenant, the failure of Landlord to execute such memorandum shall not invalidate such option or the exercise thereof.
                    (3) Tenant is not in default at time of the exercise of the renewal and at the commencement of the renewal term.
     2.04 Covenant of Title; Authority and Quiet Possession; Transfer of Title.
                    (A) Landlord represents and warrants to Tenant that: (i) Landlord has full right and lawful authority to enter into and perform Landlord’s obligations under this Lease for the term hereof, and has good an marketable title to the Entire Premises in fee simple, free and clear of all contracts, leases, tenancies, agreements, restrictions, violations, encumbrances or defects in title of any nature whatsoever which would restrict or prevent the use of or enjoyment by Tenant of the Leased Premises or the rights, easements or privileges granted Tenant under this Lease; (ii) this Lease shall not be subject or subordinate to any Mortgage except for such subordination as may be accomplished in accordance with the provisions of the article captioned “Estoppel Certificate; (iii) if Tenant shall have discharged the obligations herein set forth to be performed by Tenant, Tenant shall have and enjoy, during the term hereof, the quiet and undisturbed possession of the Leased Premises and all appurtenances appertaining thereto.

ARTICLE III
USE OF PREMISES
     3.01 Use.
          A) The Premises may be used for the Permitted Use and for no other purpose.
          B) Tenant shall not use the Premises, or permit the use of the premises, in any manner which constitutes a violation of any laws, regulations, ordinances, statutes or rules governing the premises, or which constitutes a nuisance or waste of which would increase Landlord’s insurance or liability.
          C) Tenant is granted a non-exclusive easement for parking and ingress and egress on and over the Entire Premises. Tenant is responsible for all costs associated with the Entire Premises exclusive of Landlord’s Building. The location of said easements may be changed at the sole discretion of the Landlord so long as such change does not interfere with Tenant’s Permitted Use.
ARTICLE IV
RENT
     4.01 Minimum Monthly Rent.
          A) Beginning on the Initial Rent Due Date, Tenant shall pay to Landlord during the Lease Term a “Base Rent” of ***          The Base Rent is sometimes referred to herein as the “Minimum Monthly Rent” and shall be subject to adjustment every ***          after the Initial Rent Due Date as set forth in Section 4.01 B below.
          B) The Minimum Monthly Rent shall apply from the Rent Commencement Date through the end of the ***          Lease Year of the Term. The Minimum Monthly Rent shall be increased (but never decreased) on the first day of the ***           Lease Year and on the first day of each ***           Lease Year thereafter during the Term by a percentage equal to the percentage of increase from the “base period” (as hereinafter defined in this Section) of the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, Las Vegas, Subgroup “All Items”, (1982-84=100) (the “Consumer Price Index”); provided, however, in no event shall the Minimum Monthly Rent be increased by an amount that is less than ***          greater than the Minimum Monthly Rent payable before the adjustment date in question.
     In the event that the Consumer Price Index is not available, the successor or substitute index shall be used for the computations herein set forth. In the event that the Consumer Price Index or such successor or substitute index is not published, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the Consumer Price Index shall be used by Landlord for the computations herein set forth. For the purposes of the computations herein set forth, the basis for any substitute or successor index or such governmental or non-partisan publication shall be converted to a basis of 100 only in the event that the basis used in such index or publication is less than 100.
     4.02 Percentage Rent. In addition to the payment of Base Rent, Tenant shall pay to Landlord for each Lease Year during the Term of this Lease, as Percentage Rent a sum equal to the amount by which ***           of the Gross Sales for such Lease Year exceeds the Base Rent which is payable for such Lease Year equal to the quotient obtained by dividing the annual fixed rate for such Lease year by the percentage rate.
          Gross Sales shall mean all box office receipts, sales of goods, merchandise, beverages, food, vending machines and video games. Gross sales shall exclude credits and refunds made with respect to admissions or other sales; all federal, state, county and city admission taxes, sales taxes and other similar taxes now or hereafter imposed (whether such taxes are collected from customers separately from the selling price of admission tickets or absorbed therein, and actually paid over to the taxing authority by Tenant; commissions paid to agencies or other third parties for selling tickets; returned, exchanged, waived or “Pass Admissions” including EBF charges on “Pass Admissions” and any sums paid to third parties for the use or rental of vending machines, pay telephones or other amusement machines.
          Tenant agrees to furnish Landlord a statement certified by its chief financial or similar office of its Gross Sales within ninety (90) days after the close of each Lease Year and calculation of Percentage Rent, if any, due for such Lease Year. Tenant shall concurrently with the delivery of such statement, pay to Landlord any Percentage Rent due for such Lease Year.
          The receipt by Landlord of any statement or any payment of Percentage Rent for any period shall not bind it as to the correctness of the statement or the Payment. Landlord shall within three years after the receipt of any such statement be entitled to an audit of such Gross Sales. Such audit shall be limited to the determination of the Gross Sales as defined in this Lease and shall be conducted during normal business hours at the principal place of business of Tenant. If it is determined as a result of such audit that there has been a deficiency in the payment of Percentage Rent, then such deficiency shall become immediately due any payable with interest at the annual rate of 18% from the date when said payment should have been made until paid. Any information gained from such statements or inspection shall be confidential and shall not be disclosed other than to carry out the purposes hereof. If such audit shall disclose that Tenant has understated the Gross Sales for such Lease Year by more than three (3%) and Landlord is entitled to any additional Annual Percentage Rent, Tenant shall pay to Landlord all of Landlord’s reasonable cost of such audit.
     4.03 Rent Payments Rent and other sums to be paid by Tenant shall be payable in lawful money of the United States of America. All payments shall be made by Tenant to Landlord without notice or demand.
     4.04 Place for Payment of Rent. The Annual Rent and any other charges required to be paid by Tenant to Landlord shall be sent to Landlord at its principal place of business, or such other address as Landlord may direct in writing.
     4.05 Late Payment of Rent. In the event that any monthly installment of rent is not paid within ten (10) days after first written notice from Landlord that such payment is past due, Tenant shall pay Landlord interest on such unpaid rent at the rate of eighteen percent (18%) per annum computed from the date such rent installment was due until the date actually paid.
ARTICLE V
TAXES, ASSESSMENTS AND UTILITIES
     5.01 Impositions.
          A) The term “Impositions” shall mean all real estate taxes, duties or assessments (special or otherwise), water and sewer rents, whether ordinary or extraordinary, general or special, foreseen or unforeseen, of any kind and nature whatsoever, which, at any time during the Lease Term, shall be assessed or levied, or be attributable in any manner to the Premises, or the rents receivable therefrom, or any part thereof or any use thereon or any facility located therein or used in connection therewith, whether or not any of the foregoing shall be a so-called “real estate tax” expressly excluding, however, any such items arising directly or indirectly out of any act or omission of Landlord, any of Landlord’s predecessors in title or any other person occurring prior to the commencement of the Term. From and after the Initial Rent Due Date, Tenant shall pay all Impositions assessed, levied or attributable to the Premises and/or the Improvements on the Premises. All Impositions or installments thereof payable with respect to the tax year in which this Lease shall commence, and all Impositions or installments thereof with respect to the tax year in which this Lease shall terminate, shall be pro-rated on a daily basis; provided, however, that assessments or escape assessments assessed as a result of this Lease and/or the construction of Tenant Improvements by Tenant shall not be prorated and shall be paid solely by Tenant; and provided further that assessments attributable to Tenant Improvements made in the final year of the Lease shall be paid solely by Tenant if Tenant demolishes the Tenant Building.

          B) With respect to Impositions which by law may be paid in installments over a period of time, Landlord shall be deemed to have elected (the “Installment Election”) to pay such Impositions over the longest period of time permitted by law, regardless of whether Landlord has in fact so elected. With respect to each year in which the Installment Election is effective and with respect to the Impositions associated with Tenant’s premises subject to the Installment Election, Tenant’s share of such Imposition(s) for each year shall be the pro rata share of the amount which would be required to be paid to the collecting authority as if Landlord had in fact made the Installment Election.
          C) In the event the Premises are separately assessed by the taxing authority, Tenant shall pay all such real property taxes directly to the taxing authority prior to delinquency. In the event Tenant fails to pay such real property taxes as provided herein, Landlord may, but shall not be required to, pay the same, and any amount so paid by Landlord shall immediately thereafter become due to Landlord from Tenant as Additional Rent with interest thereon at the rate of 18% per annum from the date of Landlord’s payment plus any fine, penalty, interest or cost which is levied by the taxing authority for such late payment.
          D) In the event the Premises are not separately assessed by the taxing authority, Tenant shall pay all such real property taxes to the Landlord prior to delinquency. In the event Tenant fails to pay to Landlord such real property taxes as provided herein, Tenant shall pay Landlord in addition interest thereon at the rate of 18% per annum from the delinquency date until such payment has been made.
     5.02 Proration of Taxes. If the Premises comprise a tax lot or lots with other property owned by Landlord or other parties (“Other Premises”) assessed for real estate tax purposes, together with said Other Premises, immediately after the Commencement Date, Landlord and Tenant shall attempt to cause the appropriate taxing authorities to assess the Premises for real estate tax purposes separately from all Other Premises. During any period in which the Premises are assessed for real estate purposes, together with any Other Premises, Landlord will pay, before the last day on which payment may be made without penalty or interest, all Impositions which shall be levied against the Other Premises.
     5.03 Exceptions from Impositions: Charges in Lieu of Impositions.
          A) Nothing herein contained shall require Tenant to pay any estate, inheritance, succession, capital levy, corporate franchise, gross receipts, transfer, or income tax of Landlord, nor shall any of the same be deemed to be included within the term “Impositions” as defined herein.
          B) Notwithstanding any other provision of this Article V, if at any time after the date of this Lease the present method of taxation or assessment shall be changed so that in lieu of, as a substitute for (whether in whole or in part) or as a supplement to (provided such supplemental tax relates to real estate or revenues from real estate and not to other property or business as well) the taxes now levied, assessed or imposed on real estate and buildings and Improvements thereon, a tax shall be imposed, assessed or levied wholly or partly on the Rent, or a tax, assessment, levy or charge, measured or based, in whole or in part, on the Premises or on the rents derived therefrom, shall be imposed on Landlord, then Tenant shall pay taxes so measured or based only to the extent that such taxes would be payable if the Premises were the only property of Landlord subject to such taxes, or the income from operation of the Premises were Landlord’s only income, as the case may be.
     5.04 Contest of Taxes. Tenant at its sole cost and expense may by appropriate legal proceedings conducted in good faith and with due diligence, contest the amount or validity or application, in whole or in part, of any Imposition or lien therefor, or any other lien, encumbrance or charge against the Premises arising from work done or materials provided to or for Tenant. Tenant shall give Landlord reasonable notice of, and information pertaining to, such contest and regular progress reports with respect thereto.
     Landlord shall cooperate with any effort pursued by Tenant in accordance with this Section 5.05. Tenant shall indemnify, protect and hold harmless Landlord and the Premises from any lien or liability with respect to any such Imposition or contest thereof, including all costs and expenses related thereto. Landlord shall provide Tenant with copies of notice when received by Landlord from the taxing authorities of any assessments or reassessments of the Premises in sufficient time (but in no event later than thirty (30) days after Landlord’s receipt of the same) to enable Tenant to contest the same in accordance with the provisions of this Section 5.05.
     5.05 Utilities. Tenant shall pay before delinquency, directly to the appropriate company or governmental agency, all charges for all utilities, including, but not limited to, water, gas, electricity, sewer, power, telephone, other communication services and refuse disposal consumed on the Premises.
     5.06 Personal Property Taxes. During the term of this Lease, Tenant shall pay before delinquency any and all personal property taxes levied or assessed against any personal property located upon the Premises. If Tenant fails to timely pay such taxes and a lien is filed against the Premises, Landlord may discharge such lien, if Tenant fails to discharge such lien within ten (10) days following Tenant’s receipt of notice from Landlord, including without limitation reasonable attorneys’ fees, together with interest at the rate of eighteen percent (18%) per annum from the date of expenditure, such additional rent being due and payable within ten (10) days of notice thereof.
ARTICLE VI
INSURANCE
     6.01 Acquisition of Insurance Policies. Tenant shall, at its sole cost and expense, procure and maintain, or cause to be procured and maintained, during the entire Term the insurance described in this Section (or its then available equivalent), and shall name Landlord and any other parties requested by Landlord as an additional insured.
     6.02 Types of Required Insurance. Tenant shall procure and maintain the following:
          A) Commercial General Liability Insurance. Commercial general liability insurance insuring against injuries or damages to persons or property sustained in, on or about the Premises, Common Area and the appurtenances thereto, including the sidewalks and alleyways adjacent thereto, with limits of liability no less than Five Million Dollars ($5,000,000) per occurrence and in the aggregate.
          B) Builder’s Risk Insurance. During any restorations, alterations or changes in the Premises that may be made by Tenant at a cost in excess of Five Hundred Thousand Dollars ($500,000) per job, contingent liability and builder’s risk insurance upon the entire work on the Premises to the current one hundred percent (100%) replacement value thereof against “all risks” of physical loss or damage to the property insured, excluding earthquake and/or other earth movements and flood.
          C) Physical Property Damage Insurance. During the term hereof, Tenant shall keep Tenant’s Building (excluding foundations and footings), all improvements on the Premises and personal property insured in the name of Landlord and Tenant against damage or destruction by fire and the perils commonly covered under the extended coverage endorsement (with vandalism and malicious mischief coverage) excluding earthquake and flood to the extent of not less than the full replacement value thereof less any deductible applicable to all of Tenant’s theatres insured under a blanket policy. Tenant shall be responsible for determining the amount of fire and extended coverage insurance to be maintained subject to Landlord’s consent, which consent is not to be unreasonably withheld or delayed. The proceeds of such insurance in case of loss or damage shall be held in trust and applied on account of the obligation of Tenant to repair and/or rebuild the Leased Premises pursuant to the Article captioned “Damage Clause” to the extent that such proceeds are required for such purpose. The insurance required to be carried by Tenant under this paragraph may be covered under a so-called “blanket” policy covering other operations of Tenant and its affiliates. Tenant shall name Landlord and any parties requested by Landlord and any holder of a mortgage on Tenant’s Building pursuant to a standard mortgage clause with respect to the foregoing hazard insurance, provided such holder agrees with Landlord in writing to disburse such insurance

     6.04 Landlord’s Acquisition of Insurance. If Tenant at any time during the Term fails to procure or maintain insurance required hereunder or to pay the premiums therefor, Landlord shall have the right to procure the same and to pay any and all premiums thereon, and any amounts paid by Landlord in connection with the acquisition of insurance shall be immediately due and payable as additional rent, and Tenant shall pay to Landlord upon demand the full amount so paid and expended by Landlord. Any policies of insurance obtained by Landlord covering physical damage to the Premises shall contain a waiver of subrogation against Tenant if and to the extent such waiver is obtainable and if Tenant pays to Landlord on demand the additional costs, if any, incurred in obtaining such waiver.
     6.05 Insurance Money and Other Funds Held in Trust. All insurance money or condemnation proceeds as provided in Article XIV, received by the Tenant shall be turned over to Landlord and held in trust by Landlord and, except as provided otherwise in Section 6.06, shall be applied as follows:
          First, to any Leasehold Mortgagee as required under the terms of its Leasehold Mortgage provided that such Mortgage was of record and secured a loan made or committed to Landlord in compliance with all of the terms and conditions of this Lease prior to the occurrence of such loss; second, for the purpose of defraying the cost of repairing, restoring, replacing and/or rebuilding any structure or improvement on or in the Premises as required as provided in Section 6.06 hereof; and third, if the damaged or destroyed structure or improvement is not repaired, restored, replaced or rebuilt as hereinafter provided, said funds shall be disposed of as provided in Section 6.06. Any of said funds in the hands of the Tenant or Landlord at the end of the Term hereof shall be disposed of as set forth in Section 6.06 (A).
     6.06 Application or Proceeds of Physical Damage Insurance. In case of any insurance policies as described in Section 6.02 (B) (Physical Property Damage Insurance) the application of insurance proceeds from damage or loss to property shall be determined in part in accordance with Article XVII hereof and, in the event of any such repair, replacement, restoration or rebuilding, the Landlord shall disburse the proceeds of the insurance collected to Tenant to pay the cost of such work upon certificate of satisfactory progress and/or completion in form satisfactory to Landlord by the licensed architect or engineer in charge of the work. Upon completion of such repair, replacement, restoration or rebuilding in accordance with the provisions of this Lease, and the full payment therefor (so no liens, encumbrances or claims with respect thereto can be asserted against the Premises, this Lease, Landlord or Tenant), any insurance proceeds received by the Landlord or Tenant with respect to the damage or destruction involved, and not used, shall remain the property of Landlord.
          A) Distribution of Unutilized Proceeds. At the termination of this Lease, such insurance proceeds or condemnation awards received and held by the Landlord and not used for repair, replacement or reconstruction (“Available Proceeds”), shall be disposed as follows:
               (1) First, Landlord shall be awarded an amount sufficient to remove any improvements not repaired and to return the Property to the level of adjacent streets (“grade level”); and
               (2) Second, any remainder shall be paid to Landlord..
     6.07 Cooperation for Insurance Proceeds. Landlord and Tenant shall each cooperate with the other in order to obtain the largest possible recovery and execute any and all consents and other instruments and take all other actions reasonably necessary or desirable to effectuate the same and cause such proceeds to be paid as hereinbefore provided. Notwithstanding anything to the contrary contained in this Lease, neither party shall carry any insurance concurrent in coverage and contributing in the event of loss with any insurance required to be furnished by the other hereunder if the effect of separate insurance would be to reduce the protection or the payment to be made under such party’s insurance or under the insurance required to be furnished by the other.
     6.08 Waiver of Right of Recovery. Landlord and Tenant hereby release each other from any and all liability and responsibility to one another and, to the extent legally possible to do so on behalf of their respective insurers and anyone claiming through or under either of them, by way of subrogation or otherwise, hereby waive any liability for any and all loss or damage which is of the type covered by fire and extended coverage insurance described in this Article, irrespective of any negligence on the part of the other party which may have contributed to or caused such loss. Every insurance policy carried by either party with respect to the Premises or Tenant’s Building or land or improvements adjoining the Premises owned or leased by Landlord shall (if it can be so written and does not result in a material additional premium) include provisions denying to the insurer subrogation rights against the other party and any fee or leasehold mortgage to the extent such rights have been waived by the insured prior to the occurrence of damage or loss. If the waiver of subrogation otherwise is not effective, each party covenants that it will obtain for the benefit of the other party an express waiver of any right of subrogation which the insurer of such party may acquire against the other party by virtue of the payment of any such loss covered by such insurance. In the event either party is by law, statute, governmental regulation, economically unfeasible or other factor beyond such party’s reasonable control unable to obtain a waiver of the right of subrogation for the benefit of the other party, then, during any period of time when such waiver is unobtainable, said party shall be deemed not to have released any subrogated claim of its insurance carrier against the other party, and during the same period of time the other party shall be deemed not to have released the party who has been unable to obtain such waiver from any claims they or their insurance carriers may assert which otherwise would have been released pursuant to this Section. In the event that either party is unable to obtain such waiver of the right of subrogation for the benefit of the other party, such party shall, within thirty (30) days of receiving notice of such inability, give the other party written notice of such inability.
ARTICLE VII
MAINTENANCE, REPAIRS AND ALTERATIONS
     7.01 Alterations-Changes.
          A) At any time and from time to time during the Lease Term, Tenant may, at its sole expense, make any alterations, additions or changes, whether structural or nonstructural, to any portion or all of any Improvements which may exist at any time and from time to time on any portion of the Premises, and may, at its option, construct new Improvements on the Premises, or remove or demolish Improvements on the Premises, provided that all such alterations or changes in Improvements and new Improvements shall be performed in a first-class manner and must comply with all laws, zoning regulations and ordinances, and any conditions on permits issued pursuant thereto. If the change, alteration or addition is structural or exterior in nature Landlord’s written approval shall be first obtained.
          B) Tenant shall at all times keep the Premises or any part thereof, free and clear of all liens and claims for labor or material and free and clear of all attachments, executions and notices.
          (C) Upon termination of this Lease, Tenant may not remove any personal property and trade fixtures including, but not limited to theatre seats, projection and sound equipment, snack bar equipment and computers.
     7.02 Repairs — Maintenance. Tenant shall, at its sole cost and expense, maintain the Entire Premises which shall include the Common Area, driveways, parking, landscaping, signs, fences, lighting and any and all improvements (exclusive of Landlord’s Buildings) in first class condition and make such structural and non-structural, ordinary and extraordinary, foreseen and unforeseen repairs such that the Entire Premises (exclusive of Landlord’s Buildings) shall not be in violation of any law or covenant recorded as of the Effective Date.
ARTICLE VIII
ENVIRONMENTAL MATTERS
     8.01 Definition. For purposes of this Article VIII, the term “Hazardous Material” means (a) any substance, product, waste or other material of any nature whatsoever which is or becomes listed, regulated, or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation

and Recovery Act, 42 U.S.C. Section 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the California Hazardous Waste Control Act, Health and Safety Code Section 25100, et seq.; the California Hazardous Substance Account Act, Health and Safety Code Section 25330, et seq.; the California Safe Drinking Water and Toxic Enforcement Act, Health and Safety Code Section 25249.5, et seq.; California Health and Safety Code Section 25280, et seq. (Underground Storage of Hazardous Substances); the California Hazardous Waste Management Act, Health and Safety Code Section 25170.1, et seq.; California Health and Safety Code Section 25501, et seq. (Hazardous Materials Response Plans and Inventory); or the California Porter-Cologne Water Quality Control Act, Water Code Section 13000, et seq., all as amended, or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect; (b) any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any of the above statutes or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance or strict liability or under any reported decisions of a state or federal court; (c) petroleum or crude oil, other than petroleum and petroleum products contained within regularly operated motor vehicles; (d) asbestos; (e) subsurface gas; (f) urea formaldehyde foam insulation; (g) poly chlorinated byphenyls (“PCBs”); and freon and other chloroflurocarbons.
     8.02 Tenant’s Responsibilities and Landlord Indemnity.
          A) Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released into the environment or disposed of, on, in, under or about the Entire Premises, the Common Area, or any other portion of the Premises by Tenant, its agents, employees, contractors or invitees, in violation of any law. Upon the expiration or sooner termination of this Lease, Tenant covenants to remove from the Premises, and/or Entire Premises at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are brought upon, stored, used, generated or released into the environment at or above actionable levels by Tenant, its agents, employees, contractors or invitees. To the fullest extent permitted by law, Tenant hereby indemnifies and defends (with counsel experienced and competent in litigating issues of Hazardous Materials) Landlord and agrees to hold Landlord, the Premises and the Entire Premises free and harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in the value of the Premises, damages for the loss or restriction on use of rentable space or of any amenity of the Premises, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise directly or indirectly from the presence of actionable levels of Hazardous Materials on, in or about the Premises which is through Tenant’s (or its agents, employees, contractors or invitees) acts or omissions brought upon, stored, used, generated or released into the environment by Tenant, its agents, employees, contractors or invitees (referred to as “Tenant’s Environmental Acts”). This indemnification by Tenant of Landlord includes, without limitation, any and all costs incurred in connection with any investigation of site conditions or any clean up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of such Hazardous Materials in, on or about the Premises, or the soil or ground water on or under the Premises or any portion thereof due to Tenant’s Environmental Acts. Tenant shall promptly notify Landlord of any release of Hazardous Materials in the Premises, which Tenant becomes aware of during the term of this Lease, caused by Tenant’s Environmental Acts. Landlord agrees to indemnify, defend and hold Tenant harmless from all claims, judgments, damages, penalties, fines, costs, resulting from the presence of Hazardous Materials on or about the Premises, (i) on the Commencement Date of this Lease, and/or (ii) during or after the term of this Lease, if the presence of Hazardous Materials results from any cause other than Tenant’s Environmental Acts.
          B) Tenant shall promptly notify Landlord of, and shall promptly provide Landlord with true, correct, complete and legible copies of all of the following environmental items relating to the Premises which may be filed or prepared by or on behalf of, or delivered to or served upon Tenant: reports filed pursuant to any self-reporting requirements, reports filed pursuant to any applicable laws or this Lease, all permit applications, permits, monitoring reports, workplace exposure and community exposure warnings or notices and all other reports, disclosures, plans or documents (excluding those which may be reasonably characterized as confidential) relating to water discharges, air pollution, waste generation or disposal, underground storage tanks or Hazardous Materials.

          C) In addition to Tenant’s routine reporting obligations described in (B) above, Tenant shall promptly notify Landlord of, and shall promptly provide Landlord with true, correct, complete and legible copies of, all of the following environmental items relating to the Premises which may be filed or prepared by or on behalf of, or delivered to or served upon, Tenant: all orders, reports, listings and correspondence (excluding those which may be reasonably considered confidential) of or concerning the release, investigation of, compliance, clean up, remedial and corrective actions, and abatement of Hazardous Materials whether or not required by any applicable laws, including, but not limited to, reports and notices required by any applicable laws, including, but not limited to, reports and notices required by or given pursuant to any applicable laws, and all complaints, pleading and other legal documents filed against Tenant related to Tenant’s use, handling, storage or disposal of Hazardous Materials. In the event of a release of any Hazardous Materials in, on or about the Premises, Tenant shall promptly notify Landlord and provide Landlord with copies of all reports and correspondence with or from all governmental agencies, authorities or any other persons relating to such release.
          D) Landlord, at Tenant’s sole cost and expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims or causes of action arising out of the storage, generation, use or disposal by Tenant, its agents, employees, contractors or invitees, of Hazardous Materials in, on, under or about the Premises caused by Tenant’s Environmental Acts which results in (i) injury to any person, (ii) injury to or any contamination of the Premises or (iii) injury to or contamination of any real or personal property wherever situated. Tenant, at its sole cost and expense, shall promptly take all actions necessary to return the Premises to the condition existing prior to the introduction of such Hazardous Materials to the Premises and to remedy or repair any such injury or contamination. Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or denied or conditioned or delayed, take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Premises or enter into any settlement agreement, consent decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided, however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials in, on, under or about the Premises (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action.
     8.03 Remedial Work. In the event any investigation or monitoring of site conditions or any clean-up,containment, restoration, removal or other remedial work (“Remedial Work”) is required (a) under any applicable federal, state or local law or regulation, (b) by any judicial, arbitral or administrative order, (c) to comply with any agreements affecting the Premises or (d) to maintain the Premises in a standard of environmental condition which presents no risk to safety or health, prevents the release of any hazardous materials to adjacent property and otherwise is consistent with the prudent ownership of property of the character of the Premises and/or Tenant’s Building and if such Remedial Work is required as a direct result of Tenant’s Environmental Acts, then Tenant at Tenant’s sole cost and expense, including without limitation, any taxes or penalties assessed in connection with the Remedial Work, shall perform or cause to be performed such Remedial Work; and if such Remedial Work is required for any reason other than Tenant’s Environmental Acts, then, Landlord, at Landlord’s sole cost and expense, including without limitation, any taxes or penalties assessed in connection with the Remedial Work, shall perform or cause to be performed such Remedial Work. All Remedial Work shall be conducted (i) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer, (ii) pursuant to a detailed written plan for the Remedial Work approved by any public or private agencies or persons with a legal or contractual right to such approval, (iii) with such insurance coverage pertaining to liabilities arising out of the Remedial Work as is then customarily maintained with respect to such activities, and (iv) only following receipt of any required permits, licenses or approvals. The selection of the Remedial Work contractors, any disclosures to or agreements with any public or private agencies or parties relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) each shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, denied, conditioned or delayed. In addition, the party doing the Remedial Work shall submit to the other party, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed removal or other remedial work contracts and similar information prepared or received by such party in connection with any Remedial Work or Hazardous Materials relating to the Premises. In the event the party responsible therefor should fail to commence or cause to be commenced in a timely fashion, or fail diligently to prosecute to completion, such Remedial Work, the other party (following written notice) may, but shall not be required to, cause such Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith (i) in the case where Tenant is the responsible party, shall be paid as additional rent due and payable within thirty (30) days of Landlord’s invoice therefor, or (ii) in the case where Landlord is the responsible party, shall be paid by Landlord to Tenant within thirty (30) days of Tenant’s invoice therefor, and if not timely paid by Landlord, in additional to all other rights and remedies, Tenant shall have the right of offset against rent which may become due. Neither party shall be obligated to perform Remedial Work under this Section while it is contesting the application of any law, regulation or order, provided the other party is not exposed to any additional liability, risk or damages. Obligations under this Section are solely for the benefit of the parties, their successors, and assigns and any subtenants of this Lease, and not for any other third parties.
     8.04 Maintenance of Premises.
          A) Subject to Tenant’s obligation under Section 8.02(A), Tenant at its sole cost and expense shall keep and maintain the Premises in compliance with, and shall not cause or permit the Premises to be in violation of, any federal, state or local laws, statutes, ordinances, orders, guidelines, rules or regulations relating to health and safety, to industrial hygiene or to environmental conditions on, under or about the Premises, including, but not limited to, air, soil and ground water conditions.
          B) Tenant shall be liable and responsible for any Hazardous Materials which Tenant causes to be brought onto the Premises.
     8.05 Landlord’s Responsibilities and Tenant’s Indemnity.
          A) Landlord shall not, without prior advance notice to Tenant, cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released into the environment or disposed of, on, in, under or about the Entire Premises, the Common Area, or any other portion of the Premises by Landlord, its agents, employees, tenants, contractors or invitees, in violation of any law.
          B) Landlord shall promptly notify Tenant of, and shall promptly provide Tenant with true, correct, complete and legible copies of, all of the following environmental items relating to the Entire Premises which may be filed or prepared by or on behalf of, or delivered to or served upon, Landlord: all orders, reports, listings and correspondence (even those which may be considered confidential) of or concerning the release, investigation of, compliance, clean up, remedial and corrective actions, and abatement of Hazardous Materials whether or not required by any applicable laws, including, but not limited to, reports and notices required by any applicable laws, including, but not limited to, reports and notices required by or given pursuant to any applicable laws, and all complaints, pleading and other legal documents filed against Landlord related to Landlord’s or Landlord’s other tenant’s use, handling, storage or disposal of Hazardous Materials. In the event of a release of any Hazardous Materials in, on or about the Entire Premises, Landlord shall promptly notify Tenant and provide Tenant with copies of all reports and correspondence with or from all governmental agencies, authorities or any other persons relating to such release.
          C) Except for the obligations of Tenant as set forth in this Article VIII, Landlord shall exonerate, indemnify, pay and protect, defend and hold harmless (with counsel reasonably approved by Tenant) and save Tenant and Tenant’s successors and assigns, and their directors, trustees, beneficiaries, officers, shareholders, employees and agents (collectively, Tenant’s “Related Parties”), harmless from and against any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, taxes, assessments, liabilities (including sums paid in settlement of claims), interest or losses, including reasonable attorneys’ fees and expenses (including any such fees and expenses incurred in enforcing this provision or collecting any sums due hereunder), consultant fees, and expert fees, together with all other costs and expenses of any kind or nature (collectively, the “Costs”) that arise directly or indirectly in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, groundwater, surface water or improvements at, on, about, under or within the Premises, or any portion thereof, or elsewhere in connection with the transportation of Hazardous Materials to or from the Premises or the Entire Premises. In the event Tenant or any of its Related Parties shall suffer or incur any such Costs, Landlord shall pay to Tenant or such Related Party the total of all such Costs suffered or incurred by Tenant or such Related party upon demand therefor. Without limiting the generality of the foregoing, the indemnification provided by this Section 8.05 shall specifically cover Costs, including capital, operating and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any clean-up, containment, remedial, removal or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any nongovernmental entity or person because of the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, groundwater, surface water or improvements, at, on, about, under or within the Premises (or any portion thereof), or elsewhere in connection with the transportation of, Hazardous Materials to or from the Premises and any claims of third parties for loss or damage due to such Hazardous Materials.
     8.06 Landlord Inspection. Landlord and Landlord’s agents and employees shall have the right, but not the obligation, to inspect, investigate, sample and/or monitor the Premises, including any soil, water, ground water or other sampling, and any other testing, digging, drilling or analyses, at any time to determine whether Tenant is complying with the terms of this Article VIII, and in connection therewith, Tenant shall provide Landlord with full access to all relevant facilities, records and personnel. If Tenant is in default with any of the provisions of this Article VIII, Landlord and Landlord’s agents and employees shall have the right, but not the obligation, without Limitation upon any of Landlord’s other rights and remedies under this Lease, to immediately enter upon the Premises and to discharge Tenant’s obligations under this Article VIII at Tenant’s expense, notwithstanding any other provisions of this Lease. Landlord and Landlord’s agents and employees shall endeavor to minimize interference with Tenant’s business. All sums reasonably disbursed, deposited or incurred by Landlord in connection therewith, including, but not limited to, all costs, expenses and actual attorneys’ fees, shall be due and payable by Tenant to Landlord, as an item of additional rent, on demand by Landlord, together with interest thereon at the rate of ten percent (10%) per annum.
     8.07 Effect of Termination.
          A) Upon termination of this Lease, Tenant shall advise Landlord in writing whether or not, to the best of Tenant’s knowledge, Tenant is in default of any provision of this Article VIII and if it is in default, the specific nature of such default.
          B) All liabilities of Landlord and Tenant, respectively, under this Article VIII, accrued as of the date this Lease terminates, shall survive such termination.
ARTICLE IX
IMPROVEMENTS
     9.01 Tenant’s Signs.
          (A) Except for signs located on the Premises at the commencement date of this lease or signs which are located wholly within the interior of the premises and which are not visible from the exterior of the premises, no signs shall be placed, erected, maintained or painted at any place upon the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. All such signs shall be maintained at Tenant’s sole expense.
          (B) Landlord hereby agrees that Tenant shall have the right to maintain the following signs (at Tenant’s sole expense);
               (1) Illuminated signs on the exterior walls of Tenant’s Building and on the theatre canopy or marquee.

               (2) Signs on the interior or exterior of any windows of Tenant’s Building.
               (3) Easel or placard signs within the lobby entrance or on sidewalks immediately in front of Tenant’s Building, provided the same do not unreasonably interfere with pedestrian traffic.
     9.02 Hold Harmless. Except to the extent attributable to the intentional or negligent acts or omissions of Landlord or Landlord’s agents, employees, contractors, tenants, or invitees, Tenant shall indemnify, protect, defend and hold harmless Landlord and the Premises from and against all claims and liabilities arising by virtue of or relating to construction of the Improvements or repairs made at any time to the Premises including repairs, restoration and rebuilding and all other activities of Tenant on or with respect to the Premises. If Tenant is required to defend any action or proceeding pursuant to this Section to which action or proceeding Landlord is made a party, Landlord shall also be entitled to appear, defend, or otherwise take part in the matter involved, at its election, by counsel of its own choosing, and to the extent Landlord is indemnified under this Section, Tenant shall bear the cost of Landlord’s defense, including attorney’s fees; provided, however. Tenant shall be liable for attorney’s fees only if single legal counsel (or a single firm of legal counsel) cannot represent both Landlord and Tenant without there arising an actual or potential conflict of interests.
     9.03 Permits; Compliance With Codes. All building permits and other permits, licenses, permissions, consents and approvals required to be obtained from governmental agencies or third parties in connection with construction of the Improvements and any subsequent improvements, repairs, replacements or renewals to the Premises shall be acquired as required by applicable laws, ordinances or regulations. Landlord agrees to cooperate reasonably with Tenant and all governmental authorities having jurisdiction. Tenant shall cause all work on the Premises during the Term to be performed in accordance with all applicable laws and all directions and regulations of all governmental agencies and the representatives of such agencies having jurisdiction.
     9.04 Ownership.
          A) During the Term of this Lease (including any renewals or extensions), the Improvements erected, constructed or located within the Premises, including without limitation all additions, alterations and improvements thereto or replacements thereof and all appurtenant fixtures, machinery and equipment installed therein, shall be and remain the property of Tenant. At the expiration or earlier termination of this Lease, the Improvements and all additions, alterations and improvements thereto or replacements thereof and all appurtenant fixtures, machinery and equipment installed therein including moveable trade fixtures and personal property of shall become the property of Landlord.
          B) During the term of this lease, Tenant shall have the right to replace any of the trade fixtures, theatres seats, projection equipment, furniture, other equipment and personal property from time to time; provided, however, that such replacement fixtures, equipment or property are of equal or better quality than the property being replaced. Further no such installation or removal thereof shall affect the structural portion of the Premises and that Tenant shall repair and restore any damage or injury to the Premises or the Property caused thereby. Any such replacement equipment, furniture or fixtures shall become the property of the Landlord at the termination of this lease.
     9.05 Control. Notwithstanding anything to the contrary in this Lease, during the Term of this Lease Tenant shall have exclusive control and possession of the Premises.
ARTICLE X
INDEMNITY
     10.01 Indemnification. Except to the extent attributable to the intentional and gross negligent acts or omissions of Landlord and its agents, employees, tenants, licensees and contractors, Tenant shall indemnify, pay and protect, defend and hold harmless (with counsel reasonably approved by Landlord) and save Landlord (and its successors, assigns and any successor fee owners of the Premises), and all of their directors, officers, employees and agents, hereinafter referred to as

“Landlord Indemnities”, from and against any claims, demand, damages, injuries, costs, expenses, losses, liabilities, causes of action, interest, fines, charges and penalties (including reasonable legal fees and expenses in enforcing this indemnity and hold harmless), or liability in connection with loss of life, personal injury or damage to property caused to any person in or about the Premises from whatever cause, in any way connected directly or indirectly and arising out of or attributable in any way connected with Tenant’s use or possession of the Premises, including any liability for injury, death, loss or damage to Tenant, or its agents, contractors, employees, customers, visitors and persons with whom they deal. The provisions of this paragraph shall survive the termination of this lease.
ARTICLE XI
ASSIGNMENT AND SUBLETTING
     11.01 Assignment and Subletting.
          A) Tenant may assign the Lease and may sublease a portion or all of the Premises, subject to Landlord’s approval which shall not be unreasonably withheld, provided Tenant remains liable for all Tenant obligations under this Lease, and any sublease shall be subject to all the provisions of this Lease.
          B) Any assignment of this lease or any sublease of a portion or all of the Premises shall be subject to the terms and conditions of this Lease.
          C) Notwithstanding anything in this Lease to the contrary, it is agreed that at any time during the term of this Lease, Tenant may without landlord’s consent, sublet the Leased Premises or assign this Lease (a) to any corporation which may, as the result of a reorganization, merger, consolidation, or sale of assets succeed to the business now carried on by Tenant, or (b) to any subsidiary or affiliate corporation of Tenant or of Tenant’s parent corporation (“Parent Corporation”) (so long as such corporation remains a subsidiary or affiliate of Tenant or of Tenants Parent Corporation), or (c) to Tenant’s Parent Corporation, or (d) to any corporation which acquires 50% or more of the issued and outstanding voting stock (or such lesser percentage as shall be sufficient to acquire voting control) of Tenant or of Tenant’s Parent Corporation, or (e) to any corporation which operates motion picture theatres and has a book net worth of not less than $30,000,000.00 as of the end of the calendar month during which any such assignment or subletting becomes effective and to any subsidiary or affiliate of such corporation, provided that such corporation duly and validly then guarantees the performance of the obligations of such subsidiary or affiliate under this Lease.
     11.02 Notice to Landlord. Tenant shall give notice to Landlord of any assignment of the Lease or sublease of the Premises within ten (10) days after such event.
ARTICLE XII
ENCUMBRANCE OF LEASEHOLD ESTATE
     12.01 Leasehold Mortgages.
          A) Tenant may not take back a Purchase Money Leasehold Mortgage of the Leasehold Estate or otherwise encumber Tenant’s Leasehold Estate or assign this Lease as security for a Mortgage or Mortgages.
          B) Tenant shall not place or create any mortgage, deed of trust, or other lien or encumbrance affecting Landlord’s fee interest in the Land or Landlord’s interest in this Lease.

ARTICLE XIII
MORTGAGE SUBORDINATION
     13.01 Existing Mortgages. If there is a mortgage or deed of trust (“Mortgage”) lien affecting the interest of Landlord in the Premises, then Landlord shall obtain and shall deliver to Tenant within fifteen (15) days after the Effective Date, a non-disturbance and attornment agreement in a form reasonably acceptable to such lender, Landlord and Tenant, executed by the Mortgagee (as defined below), wherein the Mortgagee shall agree to recognize the interest of Tenant and abide by the terms of this Lease in the event of any judicial foreclosure, private sale or deed in lieu of foreclosure, including the right to quiet enjoyment of the Premises, without any condition, limitation or restriction.
     13.02 Future Mortgages. The rights of Tenant under this Lease shall be, at the option of Landlord, either subordinate or superior to any future mortgage on Landlord’s interest in the Premises in favor of an institutional lender not affiliated with Landlord. Provided however, that as a condition to any subordination of this Lease, the mortgagees or beneficiaries of any deed of trust and their successors and assigns (the “Mortgagee”) shall agree to recognize the interest of Tenant and abide by the terms of this Lease in the event of any foreclosure or deed in lieu of foreclosure, including the right to quiet enjoyment of the Premises, without any condition, limitation or restriction. As a further condition of such subordination, Landlord, Tenant and the Mortgagee shall enter into a non-disturbance and attornment agreement in a form reasonably acceptable to all parties executing such instrument.
ARTICLE XIV
CONDEMNATION — EMINENT DOMAIN
     14.01 Definitions. The following definitions apply in construing provisions of this Lease relating to a taking of or damage to all or any part of the Entire Premises or Improvements or Parking or any interest in them by eminent domain or inverse condemnation:
          A) “Taking” means that taking or damaging, including severance damage, by eminent domain or by inverse condemnation for any public or quasi-public use under any statute. The transfer of title may be either a transfer resulting from the recording of a final order in condemnation or a voluntary transfer or conveyance to the condemning agency or entity under threat of condemnation, in avoidance of an exercise of eminent domain, or while condemnation proceedings are pending. The Taking shall be considered to take place as of the date on which the right to compensation and damages accrues under the law applicable to the Premises, unless the condemnor also takes actual physical possession of the Premises or a part thereof, in which case the date of Taking for the purposes of this Lease shall be the later of the date on which the right to compensation and damages accrues or the date physical possession is taken by the condemnor.
          B) “Total Taking” means the Taking of the fee title to all the Premises and the Improvements on the Premises, which shall be considered to include any offsite improvements effected by Tenant to serve the Premises or the improvements or the parking on the Premises.
          C) “Partial Taking” means any Taking (including any damaging) of a portion of the Premises, the Common Area, or any Improvements or parking thereon which is not a Total Taking.
          D) “Notice of Intended Taking” means any notice or notification on which a reasonably prudent man would rely and which he would interpret as expressing an existing intention of Taking as distinguished from a mere preliminary inquiry or proposal. It includes, but is not limited to, the service of a condemnation summons and complaint on a party to this Lease. The notice is considered to have been received when a party to this Lease receives from the condemning agency or entity a Notice of Intended Taking, in writing, containing a description or map of the Taking reasonably defining the extent of the Taking.

          E) “Award” means compensation paid for the Taking, whether pursuant to judgment or by agreement or otherwise.
     14.02 Notice to Other Party. The party hereto receiving any notice of the kinds specified below shall promptly give the other party notice of the receipt, contents, and date of the notice received:
          A) Notice of Intended Taking;
          B) Service of any legal process relating to condemnation of the Premises or improvements;
          C) Notice in connection with any proceedings or negotiations with respect to such a condemnation; or
          D) Notice of intent or willingness to make or negotiate a private purchase, sale or transfer in lieu of condemnation.
     14.03 Total Taking — Effect on Rent and Term. On a Total Taking, Tenant’s obligation to pay Rent shall terminate on, and Tenant’s interest in the leasehold shall continue until, the date of Taking at which time this Lease shall terminate.
     14.04 Distribution of Award for Taking. On a Taking, all sums, including, but not limited to, damages and interest awarded for the value of the real estate taken, shall be apportioned and paid by the governmental body taking the Premises as follows:
          A) To Landlord, the amount awarded, if any, for the Fair Market Value of all buildings and other improvements on the Premises;
          B) To Landlord, the amount awarded, if any, for severance damages
          C) To Landlord, the amount awarded, if any, for the “bonus value” of this leasehold estate. The bonus value is the amount by which the fair market rental value on the open market exceeds the contract rent (the amount called for in this Lease);
          D) To Tenant, the amount awarded, if any, for loss of goodwill and relocation expenses;
          E) To Landlord, any other award which will not reduce the amount which otherwise would be awarded to Tenant; and
          F) To Landlord, any balance.
Tenant shall only be entitled to payments under this Section 14.04 out of amounts awarded by the governmental body taking the Premises.
     14.05 Partial Taking — Rent Adjustments. On a Partial Taking, the Lease shall remain in full force and effect covering the remaining Premises, except that the total Rent as otherwise provided herein shall be reduced in the same ratio as the percentage of the area of the Premises taken bears to the total area of the Premises.
     14.06 Partial Taking — Option to Terminate. Notwithstanding anything herein to the contrary, in the event of a Partial Taking, if more than thirty percent (30%) of the Building or fifty (50%) of the parking is taken by a condemnation or sold under the threat of condemnation, then Tenant may terminate this Lease as of the date the condemning authority takes title or possession, whichever occurs first, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes possession).
     14.07 Separate Tenant’s Award. In the event of a Taking, Tenant may make a separate claim with respect to lost business, lost profits, goodwill, moving expenses and other related damages against the acquiring governmental Agency.
ARTICLE XV
DEFAULT
     15.01 Tenant’s Default. The occurrence of any of the following shall constitute a default or event of default by Tenant:
          A) Failure to pay Annual Rent or any other monetary amount when due as provided herein, if the failure continues for ten (10) days after first written notice has been given to Tenant by Landlord;
          B) Failure to perform any of Tenant’s non-monetary obligations under this Lease, provided however, Tenant shall have thirty (30) days from receipt of written notice by Landlord to cure each such default. If Tenant cannot reasonably cure such default within said thirty (30) day period, Tenant shall not be in default of this Lease if Tenant commences to cure the breach within the thirty (30) day period and diligently and in good faith continues to cure the breach.
          C) Tenant shall file a petition in voluntary bankruptcy under the bankruptcy code of the United States or any similar Law, State or Federal Law, now or hereafter in effect.
     15.02 Landlord’s Remedies Cumulative. Landlord shall have the following remedies set forth in subsections (A) through (G) below if Tenant commits a default, except as provided in Section 15.03. These remedies are not exclusive and may be exercised concurrently or successively; they are cumulative in addition to any remedies now or later allowed by law or equity:
          A) Bring Suit for Performance. Landlord may bring suit for the collection of the Rent or other amounts for which Tenant is then in default, or for the performance of any other covenant or agreement devolving upon Tenant, all without having to enter into possession or terminate this Lease;
          B) Re-Entry Without Termination. Pursuant to California Civil Code Section 1954.4, Landlord may re-enter the Premises, by legal proceedings (or without legal proceedings if the Premises have been abandoned), and take possession thereof, without thereby terminating this Lease, and thereupon Landlord may expel all persons and remove all property therefrom, without becoming liable to prosecution therefor, and relet the Premises or a portion or portions thereof, and receive the rent therefrom, applying the same first to the payment of the reasonable expenses of such re-entry and the reasonable cost of such reletting, and then to the payment of the Rent and other amounts for which Tenant is then in default; the balance, if any, to be paid to Tenant, who, whether or not the Premises are relet, shall remain liable for any deficiency. It is agreed that the commencement and prosecution of any action by Landlord in forcible entry and detainer, ejectment, or otherwise, or the appointment of a receiver, or any execution of any decree obtained in any action to recover possession of the Premises, or any re-entry, shall not be construed as an election to terminate this Lease unless Landlord shall, in writing, expressly exercise its election to declare the Lease Term hereunder ended and to terminate this Lease, and unless this Lease be expressly terminated, such re-entry or entry by Landlord, whether had or taken under summary proceedings or otherwise, shall not be deemed to have absolved or discharged Tenant from any of its obligations and liabilities for the remainder of the Lease Term. Notwithstanding anything to the contrary or other provisions of this Section 15.02(B), Tenant shall have the right to sublet the Premises, assign its interest in the Lease, or both, subject to Landlord’s prior right, during any continuance of Tenant’s default, to relet the Premises or a portion or portions thereof.

          C) Termination of Lease and Lessee’s Right to Possession. No act by Landlord, other than giving Tenant written notice of termination of this Lease, shall in fact terminate the Lease. Upon termination of the Lease, neither Landlord nor Tenant shall have any future rights or obligations under the Lease except that Landlord shall have the right to recover from Tenant the following:
               (1) The worth, at the time of the award, of the unpaid Rent that had been earned at the time of termination of this Lease;
               (2) The worth, at the time of the award, of the amount by which the unpaid Rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided;
               (3) The worth, at the time of the award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided; and
               (4) Any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform his obligations under the Lease or which, in the ordinary course of things, would be likely to result therefrom.
               (5) For any other sums due.
          D) Definitions. As used herein, the following phrases shall be interpreted as follows:
               (1) “The worth, at the time of the award,” as used in subsections 15.02(C)(1) and (2) above, is to be computed by allowing interest at the maximum lawful rate. “The worth, at the time of the award,” as referred to in subsection 15.02(C)(3) above, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).
               (2) As used herein, the term “time of award” shall mean either the date upon which Tenant pays to Landlord the amount recoverable by Landlord as hereinabove set forth or the date of entry of any determination, order, or judgment of any court or other legally constituted body determining the amount recoverable, whichever first occurs.
          E) Surrender. Promptly after notice of termination, Tenant shall surrender and vacate the Premises and all improvements in broom-clean condition, and Landlord may re-enter and take possession of the Premises and all remaining improvements and eject all parties in possession or eject some and not others, or eject none. Termination under subsection 15.02(C) shall not relieve Tenant from the payment of any sum due to Landlord or from any claim for damages previously accrued or then accruing against Tenant.
          F) Appointment of Receiver. If Tenant defaults under Section 15.02 Landlord shall have the right to have a receiver appointed to collect rent from any subtenants. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate this Lease.
          G) Landlord’s Right to Cure Tenant’s Default. Landlord, at any time after Tenant is in default under Section 15.01 herein, may cure the default at Tenant’s expense. If Landlord, at any time, by reason of Tenant’s default, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be immediately reimbursed from Tenant to Landlord, together with interest at eighteen percent (18%) per annum computed from the date of such expenditure until the date of reimbursement by Tenant.

     15.03 Landlord’s Default.
          A) The occurrence of the following shall constitute a default by Landlord: Breach of any provision of this Lease if the breach is not cured within thirty (30) days after written notice by Tenant; provided, however, that if the breach cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default of this Lease if Landlord commences to cure the breach within the thirty (30) day period and diligently and in good faith continues to cure the default.
          B) Tenant, at any time after Landlord is in default under paragraph (A) above, may cure the default at Landlord’s expense. If Tenant at any time, by reason of Landlord’s default, pays any sum or does any act that requires the payment of any sum, the sum paid by Tenant shall be immediately reimbursed by Landlord, together with interest at eighteen percent (18%) per annum determined at the time the expenditure is made by Tenant computed from the date of such expenditure until the date of reimbursement by Landlord. If Landlord fails to make such payment(s) within fifteen (15) days after Tenant’s written demand, Tenant shall be entitled to offset any amount due from Landlord against the next Rent payment due under this Lease.
     15.04 Waiver of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being dispossessed or removed from the Premises upon the termination of this Lease because of default by Tenant hereunder.
     15.05 Dispute Resolution. Landlord and Tenant desire by provisions of this Section 15.05 to establish procedures to facilitate the informal and inexpensive resolution of any dispute arising out of this Lease by mutual cooperation and without resort to litigation. To accomplish this objective, Landlord and Tenant agree to follow the procedures set forth below if and when a dispute arises between them under this Lease.
          A) Description of Dispute. The complaining party shall provide by notice a written description of the alleged breach by the other party. This description shall explain the nature of the complaint and the Lease provision(s) on which it is based. The complaining party shall also set forth a proposed solution to the problem including a specific time frame within which the parties must act. The party receiving the letter of complaint must respond in writing within ten (10) days with an explanation, including references to the relevant parts of the Lease and a response to the proposed solution. Within ten (10) days of receipt of this response, the parties must meet and discuss options for resolving the dispute. The complaining party must initiate the scheduling of the resolution meeting.
          B) Mediation. A settlement conference shall be held within thirty (30) days of the unsuccessful resolution meeting or as soon as practical thereafter. The settlement conference shall be held in the County of San Francisco, California.
          C) Arbitration. With respect to disputes which the parties have been unable to resolve informally or by mediation, the parties agree to submit the dispute for final and binding arbitration if the dispute has not otherwise been settled. The parties agree that the arbitration must be initiated within one (1) year after the date of the written description of the alleged breach and that the failure to initiate arbitration within the one (1) year period constitutes an absolute bar to the initiation of any proceedings. An arbitration shall be deemed initiated for the purposes of this section by demand therefor being sent by certified mail to the other party which notice shall contain a description of the dispute, the amount involved and the remedies sought. The parties shall have the right to representation by counsel throughout the arbitration proceedings. All rulings, decisions, and awards of the arbitrators shall be in conformance with California law. The award may be judicially enforced pursuant to §1285 et seq of the California Code of Civil Procedure. Each party shall bear their own costs of legal counsel and the fees for witnesses, unless otherwise determined by the arbitrator as part of the award The parties may establish the scope of discovery by agreement. If the parties cannot agree, the arbitrator will have discretion to define the limits of discovery and to allow discovery upon a showing of good cause, utilizing the following guidelines:

               (1) The arbitrator shall balance the benefits of discovery against the burdens and expenses to the parties and the goals of arbitration as an alternative to traditional litigation.
               (2) The arbitrator shall have discretion to order pre-hearing exchange of information, including but not limited to, the production of requested documents and exchanges of summaries of testimony of proposed witnesses.
               (3) The deposition of the claimant(s) and respondent(s) and form sets of interrogatories approved by the Judicial Council shall be allowed as a matter of right. There shall be an early and prompt designation and exchange of the names and addresses of expert witnesses who may be called upon to testify at the arbitration hearing. Their depositions, special interrogatories, requests for admission and all other discovery shall be allowed only upon a showing of good cause.
     15.06 Attorneys’ Fees. Should any action or proceeding, be commenced between the parties to this Lease concerning said Premises, this Lease, or the rights and duties of either in relation thereto, the party, Landlord, or Tenant, prevailing in such action or proceeding shall be entitled, in addition to such other relief as may be granted in the action or proceeding, to a reasonable sum as and for its attorneys’ fees therein which shall be determined by the arbitrator(s) hearing such action or proceeding.
ARTICLE XVI
REPRESENTATIONS AND WARRANTIES
     16.01 Landlord’s Representations and Warranties. Landlord represents and warrants:
          A) Landlord is the fee owner of the Premises.
          B) The persons executing this Lease in behalf of Landlord are authorized to execute the same on behalf of Landlord and Landlord’s obligations under this Lease are legally binding, do not require the consent of any other parties and do not violate the provisions of any agreement to which Landlord is a party.
          C) To the best of Landlord’s knowledge there is no claim, suit, demand or litigation, or administrative proceeding, or condemnation, eminent domain or similar proceeding pending or threatened with respect to the Premises or the Entire Premises, nor does Landlord know or have reasonable grounds to know of any basis for such action.
          D) Tenant shall at all times during the Term of this Lease have the right to peacefully and quietly have, hold, occupy and enjoy the Premises, subject to the terms of this Lease without hindrance or molestation from Landlord or any person claiming by, from or under Landlord.
          E) Landlord is not now insolvent either in the sense that it cannot pay its current bills as they come due or that its liabilities exceed its assets.
          F) The title to the Premises and the Entire Premises is vested in Landlord, subject to no defects or encumbrances created by Landlord except as disclosed to Tenant in writing by Landlord prior to the Effective Date.
          G) Except for liens or encumbrances created by or through Tenant, or based upon Impositions which are the responsibility of Tenant under this Lease, Landlord shall not, after the date hereof, agree to or create or permit or suffer to be created any liens or encumbrances on the Premises which are (i) not specifically stated in writing to be junior to this Lease, or any New Lease (as defined herein), or (ii) which are inconsistent with the obligations of

Landlord hereunder, and Landlord shall, at or prior to the commencement of the Term, cause the Premises to be free of all liens and encumbrances.
     16.02 Tenant’s Representations and Warranties. Tenant represents and warrants:
          A) Tenant is a California corporation in good standing.
          B) The persons executing this Lease in behalf of Tenant are authorized to execute the same on behalf of Tenant and Tenant’s obligations under this Lease are legally binding, do not require the consent of any other parties and do not violate the provisions of any agreement to which Tenant is a party.
          C) Tenant is not now insolvent either in the sense that it cannot pay its current bills as they come due or that its liabilities exceed its assets.
ARTICLE XVII
DAMAGE OR DESTRUCTION
     17.01 Repairs, Alterations and Further Improvements.
          A) Tenant’s Obligation to Repair. If the Premises or the improvements to the Comman Area are damaged by any peril after the Commencement date of the Lease, Tenant shall restore the Leased Premises or the Common Area improvements unless the Lease is terminated pursuant to Section 17.01 B. If this Lease is not so terminated, then upon receipt of the insurance proceeds by Landlord (if insurance proceeds are available) and the issuance of all necessary governmental permits, Tenant shall promptly commence and diligently prosecute to completion the restoration of the Leased Premises or the Common Area improvements to the extent then allowed by Law, to substantially the same condition in which the Leased Premises or the Common Area Improvements were immediately prior to such damage.
          (B) Damage in Excess of Fifty Percent (50%). If the cost of repairing or reconstructing said damage or destruction to its former condition and form is in excess of Fifty percent (50%) and if such reconstruction or rebuilding cannot be made under then existing laws, ordinances, statutes or regulations of any governmental authority applicable thereto the Term shall end as of the date of such damage or destruction. If, however, such reconstruction or rebuilding can be made under such existing laws, ordinances, statutes and regulations (or can be so made with minor and non-material changes to the former condition and form of the property damaged or destroyed), Tenant shall effect such repair or restoration.
     17.02 Prompt Repair. If Tenant, pursuant to the terms hereof, is obligated to repair, replace, reconstruct or rebuild any structures, improvements or other property as hereinabove provided, the same shall be effected at Tenant’s cost and expense (which may be paid from insurance proceeds available as above provided) and Tenant shall diligently commence and continuously carry out such repair, replacement, reconstruction or rebuilding, to full completion as soon as possible, except to the extent of delays due to strikes, lockouts, shortages of labor or materials after due diligence in obtaining the same, governmental restrictions, fire, casualty, riot, act of God, act of the public enemy, or other causes beyond the reasonable control of Tenant after the exercise of due diligence, including diligence in contracting, and the exercise of rights under contracts, with contractors and suppliers.
     17.03 Rent Adjustment. This Lease and the Term shall not terminate or be terminated because of damage to or destruction of any structure or improvement on or in the Premises except under and in accordance with the provisions hereinabove contained. If such damage or destruction occurs and renders all or a portion of the Improvements on the Premises untenantable, Rent shall not be abated. Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant’s property or any inconvenience or annoyance caused by such restoration.

ARTICLE XVIII
MISCELLANEOUS
     18.01 Limitation on Liability. The liability of Landlord hereunder or in connection with the Premises or Entire Premises shall be limited to its interest in the Premises and/or Entire Premises, as the case may be, and in no event shall any other assets of Landlord be subject to any claim arising out of or in connection with the Lease, Premises, or Entire Premises.
     18.02 Modification. No modification, waiver, amendment, discharge, or change of this Lease shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is or may be sought.
     18.03 Severability. In the event any term, covenant, condition, provision, or agreement contained herein is held to be invalid, void, or otherwise unenforceable, by any court of competent jurisdiction, such holding shall in no way affect the validity or enforceability of any other term, covenant, condition, provision, or agreement contained herein.
     18.04 Governing Law. This Lease and the obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of California and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by Law.
     18.05 Terminology. All personal pronouns used in this Lease, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. “Business Day” means other than a Saturday, Sunday, or holiday. In the event that the time for performance of an act under this Lease falls on a Saturday, Sunday, or holiday, the date for performance of such act shall be extended to the next Business Day.
     18.06 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original agreement, and all of which shall constitute one agreement by each of the parties hereto.
     18.07 Binding Effect. Except as otherwise hereto provided, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     18.08 Captions. Article and section rifles or captions contained hereto are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Lease or any provisions hereof. All reference to section numbers herein shall mean the sections of this Lease.
     18.09 Notices to Landlord and Tenant.
                    A) Except as otherwise in this Lease provided, a bill, demand, statement, consent, notice or communication which Landlord may desire or be required to give to Tenant shall be deemed sufficiently given or rendered if in writing, delivered personally to Tenant or sent by certified (return receipt requested) or private express mail courier (postage fully prepaid) addressed to Tenant to the addresses set forth in Section 18.10 below or at such other address(es) as Tenant shall designate by notice given as herein provided. If Landlord is notified of the identity and address of Tenant’s Leasehold Mortgagee, Landlord shall give such party any notice served upon Tenant hereunder by certified or private express mail carrier.
                    B) Any notice, request, demand or communication by Tenant to Landlord must be in writing and delivered personally to Landlord or sent by certified (return receipt requested) or private express courier (postage fully prepaid), addressed to Landlord to the addresses set forth in Section 18.10 below or at such other address(es) as Landlord shall designate by notice given as herein provided. If Tenant is notified of the identity and address of Landlord’s mortgagee or beneficiary under a deed of mist, or ground or underlying lessor, Tenant shall give such party notice of any default by landlord hereunder by certified or private express mail carrier.

                    C) The time of the rendition of such bills or statements and of the giving of such consents, notices, demands, requests or communications (collectively “notice”) by Tenant or Landlord shall be deemed to be the earlier of (i) the date received by Tenant with respect to a notice to Tenant, and the date received by landlord with respect to a notice to Landlord (ii) if the notice is sent by certified mail, five (5) days after the same is mailed, or (iii) if the notice is sent by private overnight courier (e.g., Federal Express or similar courier), one (1) day after the same is delivered to or picked up by such courier. Rejection or refusal to accept a notice, request, demand, or the inability to deliver same because of a changed address of which no notice was given shall be deemed to be a receipt of the notice, request or demand sent.
     18.10 Addresses for Notices to Landlord and Tenant.
     Notices to are to be delivered, mailed or couriered to the following address(es):

To Landlord:	Syufy Enterprises
150 Golden Gate Ave.
San Francisco, CA 94102
Attn: Real Estate Department

To Tenant:	Century Theatres of California, Inc.
150 Golden Gate Avenue
San Francisco,CA 94102
Attention: Legal Department
Tenant and Landlord may change their respective addresses for purposes of this section by giving written notice of such change to the other.
     18.11 Entire Agreement. This Lease and the exhibits attached set forth the entire agreement between the parties. Except as specifically set forth herein, there are no agreements, representations, or warranties whatsoever as to any matter. Any prior agreements, conversations, or writings are merged herein, superseded hereby, and extinguished.
     18.12 Sale or Transfer of Premises. Landlord shall promptly notify Tenant in writing of any sale or transfer of the Premises or any assignment of Landlord’s interest in this Lease, giving the name and address of the assignee or new owner, as the case may be, and instructions regarding the payment of rent or any other amount required to be paid by Tenant hereunder. In the event of any transfer or assignment of Landlord’s interest in this Lease or any change in, or transfer of, title in and to the Premises of any part thereof, whether voluntary or involuntary, or by act of Landlord or by operation of law, Tenant shall be under no obligation to pay rent or other charges payable by Tenant to Landlord hereunder, thereafter accruing, until Tenant shall have been notified in writing of such transfer, assignment, or change in title, and given satisfactory proof thereof, and the withholding of rent or other charges payable by Tenant to Landlord hereunder, in the meantime shall not be deemed a default upon the part of Tenant. Landlord may assign this Lease and convey its title to the Premises, subject to this Lease, at any time. In the event of such assignment of this Lease, Landlord shall have no further obligations under this Lease, except for liabilities which shall have accrued prior to the date of such assignment and transfer and that the assignee assumes in writing Landlord’s obligations hereunder accruing on and after the effective date of the assignment.
     18.13 Force Majeure. In the event that Tenant shall be delayed or hindered in or prevented form the performance of any act other than Tenant’s obligation to make payments of rent, and other charges required hereunder, by reason of strikes, lockouts, unavailability of materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, the default of Landlord, war, or other reason beyond its control, then performance of such act shall be excused for the period of the delay, and the period for the performance of such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, lack of funds shall not be deemed to be a cause beyond the control of Tenant.

     18.14 Waiver. No term, covenant, or condition of this Lease can be waived except in writing, signed by the party making the waiver, Landlord or Tenant, as the case may be. No waiver of any default hereunder shall be implied from any omission by either party to take any action on account of such default ff such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver, and that only for the time and to the extent therein stated. The acceptance by Landlord of Rent or partial Rent with knowledge of the breach of any of the covenants of this Lease by Tenant shall not be deemed a waiver of any such breach. One or more waivers of any breach of any covenant, term, or condition of this Lease shall not be construed as a waiver of any subsequent breach of the same covenant, term, or condition. The consent or approval by either party shall not be deemed to waive or render unnecessary that party’s consent to or approval of any subsequent similar act.
     18.15 Estoppel Certificate. Either party hereto shall, within twenty (20) days notice from the other party (referred to as the “Requesting Party”), execute and deliver to the Requesting Party, in recordable form, a certificate stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications. The certificate also shall state the amount of current monthly rent, the dates to which the rent has been paid in advance, the amount of prepaid rent, and any other information with respect to this Lease reasonably requested by the Requesting Party. Failure to deliver the certificate within the twenty (20) days shall be conclusive upon the party failing to deliver the certificate for the benefit of the party requesting the certificate and any successor to the party requesting the certificate, that this Lease is in full force and effect, and has not been modified except as may be represented by the party requesting the certificate, and that rent and other charges have not been paid for any period after date of the notice requesting the certificate.
     18.16 Number and Gender. Whenever the context requires the singular number, it shall include the plural, the plural the singular, and the use of any gender shall include all genders.
     18.17 No Holding Over. Tenant shall have no fight to holdover after the end of the Term. Should Tenant or any Leasehold Mortgagee succeeding to the interest of Tenant hold over in possession after the expiration date, such holding over shall not be deemed to extend the Lease or renew this Lease; and Tenant shall pay a pro-rated daily amount equal to one hundred twenty percent (120%) of the Annual Rent in effect immediately preceding the expiration date until Tenant vacates the Premises.
     18.18 Mechanics Liens. Tenant shall discharge, by payment, bonding or otherwise, any mechanics liens filed against the Premises or the Entire Premises in connection with Tenant’s work and/or any alterations or other work done by or on behalf of Tenant in the Premises within thirty (30) days after Tenant receives notice of the filing of such lien, and Landlord shall cooperate with Tenant at no expense to Landlord, in order to accomplish such discharge. Should Tenant fail to so discharge any such mechanics lien, Landlord shall have the right to remove such mechanics liens and charge all costs thereof, including without limitation, reasonable attorneys’ fees, to Tenant as additional rent plus interest at 18%.
     18.19 Relationship of Parties. Nothing contained in this Lease shall be construed to create the relationship of principal and agent, partnership, joint venture or any other relationship between the parties hereto other than the relationship of Landlord and Tenant. Nothing contained herein shall in any way impose any liability upon the stockholders, officers or directors of Landlord or stockholders, officers, directors or trustees of Tenant should such parties be corporate entities.
     18.20 Time of the Essence. Time is of the essence with respect to Tenant’s payment of rent and other monetary obligations to Landlord under this Lease.
     18.21 Facsimile Copies. Tenant and Landlord (i) have each agreed to permit the use, from time to time and where appropriate, of telecopied signatures in order to expedite the transaction contemplated by this Lease, (ii) each intend to be bound by its respective telecopied signature, (iii) are each aware that the other will rely on the telecopied signature, and (iv) each acknowledge such reliance and waiver any defenses to the enforcement of the documents effecting the transaction contemplated by this Lease based on a telecopied signature.

     18.22 Anti-Merger. The voluntary or otherwise surrender of this Lease by Tenant, or a mutual cancellation of this Lease shall not work a merger but shall at the option of Landlord either:
                    A) Terminate any existing subleases or subtenancies; or
                    B) Operate as an assignment to Landlord (and assumption by Landlord) of any subleases or subtenancies.
     Executed as of the date first written above.
CENTURY THEATRES OF CALIFORNIA, INC.,
a California Corporation
By: /s/ Joseph Syufy
Print Name: Joseph Syufy
Title: V.P.
LANDLORD:
SYUFY ENTERPRISES
a California Limited Partnership
By: /s/ Raymond W. Syufy
Print Name: Raymond Syufy
Title: [ILLEGIBLE]